World Funds Trust 485BPOS

Exhibit 99.(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the World Funds Trust, and to the use of our reports dated June 25, 2024 on the financial statements and financial highlights of Applied Finance Dividend Fund, Applied Finance Explorer Fund and Applied Finance Select Fund, each a series of shares of the World Funds Trust. Such financial statements and financial highlights appear in the 2024 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
August 28, 2024